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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

            PLANETCAD ANNOUNCES APPOINTMENT OF NEW PRESIDENT AND CEO

David Hushbeck Brings Experience in Cycle Time Reduction(TM) Solutions to PlanetCAD

BOULDER, Colo. Jan. 24, 2002--PlanetCAD Inc. (AMEX:PCD), makers of Cycle Time Reduction(TM) software solutions for the manufacturing supply chain, today announced the promotion of Mr. David Hushbeck from VP & GM Supply Chain Solutions to President and Chief Executive Officer. The promotion of Mr. Hushbeck follows the acquisition by PlanetCAD of its Cycle Time Reduction(TM) software in June 2001, and PlanetCAD's increased emphasis on providing related Cycle Time Reduction(TM) solutions during the design and manufacturing process for the manufacturing supply chain.

"Prior to joining PlanetCAD in May 2001, David Hushbeck was COO responsible for the strategy, development, business development and marketing of the manufacturing supply chain solution of our recently acquired Cycle Time Reduction(TM) software. Since joining our company, David has proven to be an invaluable asset to us with regard to our Cycle Time Reduction(TM) development, marketing and selling efforts, and to be a respected leader among our employees," said Eugene Fischer, PlanetCAD's Chairman. "With the evolution of our business over the past year, we continue to view ourselves as a new company with the advantages of strong customer and partner relationships, technology, and funding for future growth. We believe this is the right time to appoint an executive with the strong operational and sales background for Cycle Time Reduction(TM) in the manufacturing supply chain market that David possesses."

PlanetCAD also announced the resignation of Jim Bracking as President and CEO effective immediately.

"We are very appreciative of the many contributions Jim has made to PlanetCAD over the past year, and especially his work in redefining the company and its business focus following the sale of its component software division in late 2000," Fischer said. "We sincerely appreciate his hard work and dedication to PlanetCAD over the past year."

ABOUT PLANETCAD INC.

PlanetCAD, headquartered in Boulder, Colo., provides Cycle Time Reduction(TM) solutions for the manufacturing supply chain. PlanetCAD's award-winning products reduce cycles, costs and waste from design to manufacture by seamlessly integrating engineering data communication with supply chain transactions. PlanetCAD's current products include SCS / Envoy(TM), which reduces product time-to-market by bringing organizations closer together in the manufacturing supply chain, and the award-winning PrescientQA(TM) design-quality engineering software suite, which reduces costly design errors, accelerates time-to-market, and improves the product development process through advanced quality

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control of design engineering.

For more information on PlanetCAD or Cycle Time Reduction(TM), visit www.planetcad.com, or call 888/319-0871.

STATEMENTS MADE IN THIS NEWS RELEASE THAT ARE NOT HISTORICAL FACTS MAY BE FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN ANY FORWARD-LOOKING STATEMENT. THERE ARE A NUMBER OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED BY ANY FORWARD-LOOKING INFORMATION. A DESCRIPTION OF RISKS AND UNCERTAINTIES ATTENDANT TO PLANETCAD AND ITS INDUSTRY, AND OTHER FACTORS THAT COULD AFFECT PLANETCAD'S FINANCIAL RESULTS, ARE INCLUDED IN PLANETCAD'S SECURITIES AND EXCHANGE COMMISSION FILINGS, INCLUDING, BUT NOT LIMITED TO, PLANETCAD'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2000.

PlanetCAD, Cycle Time Reduction, PrescientQA, SCS / Envoy, DriveQA, GeometryQA, CertifyQA and AuditQA are trademarks of PlanetCAD Inc. DesignQA is a registered trademark of PlanetCAD Inc. All other products are trademarks of their respective owners.

CONTACTS:

     PlanetCAD Inc., Boulder
     Joy Godesiabois, 303/209-9100



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